Exhibit 10.2

RELOCATION AGREEMENT

Whereas Response Genetics, Inc. (“RGI”) wishes to offer employment to Michael McNulty (“Candidate”), and such employment will involve a relocation of the candidate to the Los Angeles, California area, RGI and Candidate have entered into the following agreement:

1.	RGI offers to candidate a relocation package that consists of the following relocation benefits (“Relocation Benefit”):

(i) relocation expenses, including household goods and travel to Los Angeles for Candidate, provided the Company receives copies of bid(s) for said relocation fees associated with moving household goods;

(ii) one house hunting trip to Los Angeles, provided said trip occurs prior to commencement of duties;

(iii) temporary living expenses for up to 90 days;

(iv) commission on sales of Candidate’s current condominium (estimated value between $XXX-XXX), said commission to follow industry standards and not to exceed 6% of sales;

(iv) closing costs associated with purchase of a residence in the Los Angeles area, said closing costs to be limited to 1-2% of the purchase price of the residence and half of applicable taxes); and

(v) $10,000 in miscellaneous moving expenses.

2.
Candidate agrees to submit receipts for reimbursement of expenses covered by items 1(i) - (iv) to RGI within one hundred and eight days of Candidate’s first day of employment.  Request for reimbursement shall be on standard RGI expense report forms, properly documented with receipts.

3.
Candidate understands that all amounts paid to himself or to a third party on his behalf will be reflected on his W-2 form. (Deductions may be taken according to the Internal Revenue Service Code Section 217).

4.
In the event that within one year from the first day of employment (1) Candidate is terminated by the Company for cause or (2) Candidate voluntarily resigns from the Company without cause and without RGI’s express consent, such consent to be evidenced in writing and signed by an officer of RGI, Candidate shall repay to the order of RGI, an amount defined below as an Early Departure Liability. Such payment shall be in lawful money of the United States, and shall be made in one payment within 30 days after the date on which Candidate’s employment with RGI terminates.

5.
The Early Departure Liability shall be equal to the total amount disbursed under paragraph 1 above reduced by one twelfth of said amount for each full month of employment, starting with the Candidate’s first day of employment. Upon completion of twelve full months of employment, the Early Departure Liability shall be zero and all obligations on the part of the Candidate to reimburse RGI for any portion of the Early Departure Liability shall end.  Early Departure Liability will not be required in the case of death, disability or without cause termination of the Candidate.

6.
In addition to the above promise to pay, Candidate hereby authorizes RGI to deduct, to the extent permitted by the law, the Early Departure Liability or a portion thereof from any wages (including unused vacation earnings) which might be owing to Candidate at the termination of Candidate’s employment. In the event that the amount so deducted from Candidate’s wages is insufficient to pay the entire balance of the liability, Candidate hereby promises to pay that amount of the liability remaining after such deduction has been made in lawful money of the United States in one payment within 30 days after the date on which Candidate’s employment with RGI terminates.

7.
Candidate further agrees that the failure of RGI to deduct the Early Departure Liability, or any portion thereof, from all or a portion of the wages due and owing to Candidate at the date of Candidate’s termination shall not constitute a waiver of RGI’s right to enforce the terms of this Agreement at law or in equity.

Response Genetics, Inc.	Candidate

By: /s/ Kathleen Danenberg	Signed: /s/ Michael McNulty

Date: 6/8/10	Date: 6/7/10